Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
May 12, 2011 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

Nordstrom Reports First Quarter 2011 Earnings

SEATTLE, Wash. (May 12, 2011) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $145 million, or $0.65 per diluted share, for the first quarter ended April 30, 2011. This represented an increase of 24 percent compared with net earnings of $116 million, or $0.52 per diluted share, for the same quarter last year. This year’s first quarter results include charges of approximately $0.04 per diluted share related to the acquisition of HauteLook, a transaction that was completed during the quarter.

First quarter same-store sales increased 6.5 percent compared with the same period in fiscal 2010.

FIRST QUARTER SUMMARY

Nordstrom’s first quarter performance was at the high end of the company’s internal plans, reflecting continuing strength in same-store sales across multiple merchandise categories.

—	Net sales in the first quarter were $2.23 billion, an increase of 12.0 percent compared with the same period in fiscal 2010.

—

Nordstrom net sales, which include results from the full-line and Direct businesses, increased $150 million, or 9.2 percent compared with the same period in fiscal 2010. Nordstrom same-store sales increased 7.8 percent compared with the same period in fiscal 2010. Top-performing merchandise categories included Designer, Jewelry and Men’s Apparel. The South and Midwest regions were the top-performing geographic areas for full-line stores relative to the first quarter of 2010. The Direct channel continued to show strong sales growth, outpacing the overall Nordstrom increase.

—	Nordstrom Rack net sales increased $76 million, or 19.5 percent compared with the same period in fiscal 2010, with same-store sales up 1.2 percent.

—

Gross profit, as a percentage of net sales, increased approximately 30 basis points compared with last year’s first quarter. The improvement was driven by the ability to leverage buying and occupancy expenses during the quarter. The company ended the quarter with sales per square foot up 7.3 percent and inventory per square foot up 3.7 percent compared with the first quarter of 2010.

—

Retail selling, general and administrative expenses increased $78 million compared with last year’s first quarter. The increase is primarily due to higher sales volume, new stores and HauteLook operating expenses and purchase accounting charges.

—

The Credit segment continued to improve. Customer payment rates increased, resulting in improved delinquency and write-off trends, and a corresponding decrease in finance charge revenue. Annualized net write-offs were 7.0 percent of average credit card receivables during the quarter, down from 11.9 percent in the first quarter of 2010. Delinquencies as a percentage of credit card receivables at the end of the first quarter were 3.3 percent, down from 4.2 percent at the end of the first quarter of 2010. As a result, the reserve for bad debt was reduced by $10 million to $135 million.

—

Charges associated with the HauteLook acquisition, including transaction costs, stock-based compensation expense and amortization of intangible assets, reduced diluted earnings per share for the quarter by approximately $0.04.

—

Earnings before interest and taxes increased $53 million to $272 million, or 11.7 percent of total revenues, from $219 million, or 10.5 percent of total revenues, in last year’s first quarter. This year’s first quarter earnings before interest and taxes included charges of approximately $10 million related to HauteLook.

EXPANSION UPDATE

During the first quarter of 2011, the company opened the following stores:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Full-Line Stores
Newark, Delaware	Christiana Mall	125	April 8

Nordstrom Rack Stores
Aventura, Florida	The Promenade Shops	35	March 3
Austin, Texas	Sunset Valley Village	34	March 10
Arlington, Texas	The Parks at Arlington Mall	37	March 17
Fremont, California	Pacific Commons	34	March 24
Charlotte, North Carolina	Carolina Pavilion	43	March 31
Lakewood, Colorado	Belmar	35	April 28
Boulder, Colorado[1]	Twenty Ninth Street	39	April 28

1Nordstrom relocated its Nordstrom Rack store at Flatiron Marketplace in Broomfield, Colorado to the Twenty Ninth Street shopping center in Boulder, Colorado.

FISCAL YEAR 2011 OUTLOOK

Nordstrom expects the impact of the purchase accounting charges related to the acquisition of HauteLook to be dilutive to fiscal 2011 earnings by approximately $0.20 per diluted share, including $0.04 per diluted share in the first quarter. Excluding primarily non-cash purchase accounting charges, HauteLook is expected to have breakeven earnings for fiscal year 2011. The anticipated dilutive effect of the HauteLook acquisition is summarized as follows:

	Pre-tax expense (in millions)	Impact on earnings per diluted share[1]
Amortization of intangible assets	$16	$0.04
Stock-based compensation expense	15	0.04
Adjustment of earn-out liability	11	0.05
Transaction costs	5	0.02
Issuance of shares	–	0.05

Total	$47	$0.20

1Portions of these charges do not generate tax benefits and therefore have greater impact on earnings per share.

Nordstrom is updating its outlook for fiscal 2011 to factor in its first quarter performance and the impact of HauteLook. The company expects earnings per diluted share in the range of $2.80 to $2.95. This outlook is $0.15 lower than the previous range of $2.95 to $3.10 due to the estimated impact of the HauteLook acquisition, partially offset by the impact of first quarter share repurchases.

The company’s expectations for fiscal 2011 are as follows:

Nordstrom Including HauteLook
Same-store sales	2 to 4 percent increase
HauteLook sales[1]	$160 to $180 million
Credit card revenues	$0 to $10 million decrease
Gross profit (%)	10 basis point decrease to 10 basis point increase
Retail selling, general and administrative expenses ($)[2]	$235 to $275 million increase
Credit selling, general and administrative expenses ($)	$10 to $20 million decrease
Total selling, general and administrative expenses (%)	10 basis point decrease to 10 basis point increase
Interest expense, net	$0 to $5 million decrease
Effective tax rate	39.3 percent
Earnings per diluted share	$2.80 to $2.95
Diluted shares outstanding	224.3 million

1HauteLook sales are not included in same-store sales.

2 Retail SG&A expenses include approximately $115 million of operating expenses and purchase accounting charges associated with the HauteLook acquisition.

CONFERENCE CALL INFORMATION

The company’s senior management will host a conference call to discuss first quarter results at 4:45 p.m. Eastern Daylight Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1860 (passcode: 6673) until the close of business on May 19, 2011. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the webcasts section through August 10, 2011.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 212 stores located in 29 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 116 Nordstrom full-line stores, 93 Nordstrom Rack stores, two Jeffrey boutiques and one clearance store. Nordstrom serves customers through its online presence at Nordstrom.com and through its catalogs. Nordstrom also operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 28, 2012, anticipated annual same-store sales rate, anticipated store openings, trends in company operations, the anticipated financial performance of HauteLook and the anticipated impact of the HauteLook acquisition on the company’s performance. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to maintain our relationships with vendors; our ability to respond to the business environment, consumer preferences and fashion trends; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, including our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively train and develop our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; disruptions in our supply chain; the geographic locations of our stores; public health concerns and the resulting impact on consumer spending patterns, supply chain and employee health; weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 29, 2011, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share data)

	Quarter Ended
	4/30/11	5/1/10
Net sales	$2,229	$1,990
Credit card revenues	94	97

Total revenues	2,323	2,087
Cost of sales and related buying and occupancy costs	(1,385)	(1,243)
Selling, general and administrative expenses:
Retail	(611)	(533)
Credit	(55)	(92)

Earnings before interest and income taxes	272	219
Interest expense, net	(31)	(31)

Earnings before income taxes	241	188
Income tax expense	(96)	(72)

Net earnings	$145	$116

Earnings per share
Basic	$0.66	$0.53
Diluted	$0.65	$0.52

Weighted average shares outstanding
Basic	219.0	218.4
Diluted	223.3	222.4

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	4/30/11	1/29/11	5/1/10
Assets
Current assets:
Cash and cash equivalents	$1,433	$1,506	$1,040
Accounts receivable, net	1,969	2,026	1,964
Merchandise inventories	1,149	977	1,067
Current deferred tax assets, net	222	236	234
Prepaid expenses and other	80	79	84

Total current assets	4,853	4,824	4,389

Land, buildings and equipment (net of accumulated depreciation of $3,600, $3,520 and $3,388)	2,361	2,318	2,262
Goodwill	200	53	53
Other assets	333	267	252

Total assets	$7,747	$7,462	$6,956

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,035	$846	$908
Accrued salaries, wages and related benefits	232	375	216
Other current liabilities	715	652	621
Current portion of long-term debt	506	6	6

Total current liabilities	2,488	1,879	1,751

Long-term debt, net	2,276	2,775	2,756
Deferred property incentives, net	506	495	481
Other liabilities	343	292	274

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 219.8, 218.0 and 218.9 shares issued and outstanding	1,362	1,168	1,107
Retained earnings	800	882	607
Accumulated other comprehensive loss	(28)	(29)	(20)

Total shareholders’ equity	2,134	2,021	1,694

Total liabilities and shareholders’ equity	$7,747	$7,462	$6,956

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Quarter Ended
	4/30/11	5/1/10
Operating Activities
Net earnings	$145	$116
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	86	79
Amortization of deferred property incentives and other, net	(14)	(15)
Deferred income taxes, net	1	(11)
Stock-based compensation expense	11	10
Tax benefit from stock-based compensation	7	7
Excess tax benefit from stock-based compensation	(8)	(7)
Provision for bad debt expense	25	63
Change in operating assets and liabilities:
Accounts receivable	4	13
Merchandise inventories	(143)	(159)
Prepaid expenses and other assets	(2)	–
Accounts payable	154	172
Accrued salaries, wages and related benefits	(147)	(120)
Other current liabilities	52	20
Deferred property incentives	29	28
Other liabilities	9	8

Net cash provided by operating activities	209	204

Investing Activities
Capital expenditures	(116)	(95)
Change in credit card receivables originated at third parties	30	(4)
Other, net	(2)	1

Net cash used in investing activities	(88)	(98)

Financing Activities
Proceeds from long-term borrowings, net of discounts	–	498
Principal payments on long-term borrowings	(1)	(352)
Decrease in cash book overdrafts	(9)	(3)
Cash dividends paid	(50)	(34)
Repurchase of common stock	(171)	–
Proceeds from exercise of stock options	22	17
Proceeds from employee stock purchase plan	7	7
Excess tax benefit from stock-based compensation	8	7
Other, net	–	(1)

Net cash (used in) provided by financing activities	(194)	139

Net (decrease) increase in cash and cash equivalents	(73)	245
Cash and cash equivalents at beginning of period	1,506	795

Cash and cash equivalents at end of period	$1,433	$1,040

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Retail

Our Retail business includes our Nordstrom full-line and online stores, our Nordstrom Rack stores, and our other retail channels including our online private sale subsidiary HauteLook and our Jeffrey stores. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter ended April 30, 2011 compared with the quarter ended May 1, 2010:

	Quarter Ended 4/30/11	% of sales[1]	Quarter Ended 5/1/10	% of sales[1]
Net sales	$2,229	100.0%	$1,990	100.0%
Cost of sales and related buying and occupancy costs	(1,371)	(61.5%)	(1,227)	(61.7%)

Gross profit	858	38.5%	763	38.3%
Selling, general and administrative expenses	(611)	(27.4%)	(533)	(26.8%)

Earnings before interest and income taxes	247	11.1%	230	11.5%
Interest expense, net	(27)	(1.2%)	(24)	(1.2%)

Earnings before income taxes	$220	9.9%	$206	10.4%

[1]Subtotals	and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Credit

Our Credit business earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter ended April 30, 2011 compared with the quarter ended May 1, 2010:

	Quarter Ended
	4/30/11	5/1/10
Credit card revenues	$94	$97
Interest expense	(4)	(7)

Net credit card income	90	90
Cost of sales – loyalty program	(14)	(16)
Selling, general and administrative expenses:
Operational and marketing expenses	(30)	(29)
Bad debt expense	(25)	(63)

Earnings (loss) before income taxes	$21	$(18)

The following table illustrates the activity in our allowance for credit losses for the quarter ended April 30, 2011 and May 1, 2010:

	Quarter Ended
	4/30/11	5/1/10
Allowance at beginning of period	$145	$190
Bad debt provision	25	63
Write-offs	(40)	(67)
Recoveries	5	4

Allowance at end of period	$135	$190

30+ days delinquent as a percentage of ending credit card receivables	3.3%	4.2%
Annualized net write-offs as a percentage of average credit card receivables	7.0%	11.9%
Allowance as a percentage of ending credit card receivables	6.7%	9.2%

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of April 30, 2011:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment-grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment-grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of April 30, 2011, our Adjusted Debt to EBITDAR was 2.1 compared with 2.5 as of May 1, 2010.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

—	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

—

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

—	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest measure calculated using GAAP amounts is debt to net earnings, which was 4.3 and 5.8 for the first quarter of 2011 and 2010. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2011[1]	2010[1]
Debt	$2,782	$2,762
Add: rent expense x 8[2]	525	384
Less: fair value of interest rate swaps included in long-term debt	(27)	–

Adjusted Debt	$3,280	$3,146

Net earnings	641	476
Add: income tax expense	403	293
Add: interest expense, net	127	138

Earnings before interest and income taxes	1,171	907

Add: depreciation and amortization expenses	333	314
Add: rent expense	66	48

EBITDAR	$1,570	$1,269

Debt to Net Earnings	4.3	5.8
Adjusted Debt to EBITDAR	2.1	2.5

1The components of adjusted debt are as of April 30, 2011 and May 1, 2010, while the components of EBITDAR are for the 12 months ended April 30, 2011 and May 1, 2010.

2 The multiple of eight times rent expense used to calculate adjusted debt is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Free Cash Flow for the quarters ended April 30, 2011 and May 1, 2010:

Free Cash Flow is one of our key liquidity measures, and, in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our ability to generate cash is more appropriately analyzed using this measure. Free Cash Flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, Free Cash Flow does have limitations:

—	Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

—	Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Free Cash Flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest measure calculated using GAAP amounts is net cash provided by operating activities, which was $209 and $204 for the quarters ended April 30, 2011 and May 1, 2010. The following is a reconciliation of our net cash provided by operating activities and Free Cash Flow:

	Quarter Ended
	4/30/11	5/1/10
Net cash provided by operating activities	$209	$204
Less: Capital expenditures	(116)	(95)
Less: Cash dividends paid	(50)	(34)
Less: Decrease in cash book overdrafts	(9)	(3)
Add (less): Change in credit card receivables originated at third parties	30	(4)

Free Cash Flow	$64	$68

Net cash used in investing activities	$(88)	$(98)
Net cash (used in) provided by financing activities	$(194)	$139